Exhibit 10.1

AMENDMENT NO. 3
THIS AMENDMENT NO. 3, dated as of March 23, 2018 (this “Amendment”), of the Credit Agreement referenced below is by and among HURON CONSULTING GROUP INC., a Delaware corporation, as Borrower, the Guarantors identified herein, and BANK OF AMERICA, N.A., as Administrative Agent for and on behalf of the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.
W I T N E S S E T H
WHEREAS, a credit facility has been established in favor of the Borrower pursuant to the terms of that certain Second Amended and Restated Credit Agreement dated as of March 31, 2015 (as amended and modified, the “Credit Agreement”) by and among Huron Consulting Group Inc., a Delaware corporation, as Borrower, certain subsidiaries of Huron Consulting Group Inc., as Guarantors, the Lenders identified therein and Bank of America, N.A., as Administrative Agent and Collateral Agent;
WHEREAS, the Borrower has requested an amendment of the Credit Agreement in certain respects; and
WHEREAS, the Lenders have agreed to the requested amendment on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Amendments. The Credit Agreement is amended and modified as follows:

1.1In Section 1.01 (Defined Terms) the following terms are amended or added to read as follows:

“Agent” or Agents” means the Administrative Agent and/or the Collateral Agent, individually or together, as appropriate.
“Amendment No. 3” means Amendment No. 3, dated as of March 23, 2018, to this Credit Agreement.
“Amendment No. 3 Effective Date” means March 23, 2018.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Consolidated EBITDA” means, for any period for the Borrower and its Subsidiaries, the sum of (a) Consolidated Net Income, plus, (b) to the extent deducted in determining such Consolidated Net Income and without duplication of any amounts added back in the calculation thereof, (i) Consolidated Interest Expense, plus (ii) Taxes, plus (iii) depreciation and amortization, plus (iv) non-cash stock and equity-based compensation expense, plus (minus) (v) non-cash charges (non-cash gains) resulting from the quarterly valuation of acquisition-related contingent consideration and other contingent assets and liabilities pursuant to Accounting Standards Codification (“ASC”) Topic 805, plus (vi) any reduction in revenue as the result of a fair value adjustment to deferred revenue acquired in an acquisition pursuant to ASC Topic 805, plus (vii) non-cash restructuring charges taken in any period, provided that “Consolidated EBITDA”

will be reduced in any subsequent period to the extent that cash payment is made in respect thereof, plus (minus)(viii) non-cash losses (non-cash gains) resulting from mark-to-market adjustments or losses (gains) resulting from early termination in respect of interest rate swap and hedging agreements pursuant to ASC Topic 815, plus (minus) (ix) charges relating to the write-off of capitalized costs and expenses or other non-cash losses (gains) relating to the existing senior credit facility on its amendment and restatement, without duplication for any such amounts included in “Consolidated Interest Expense”, plus (minus) (x) any non-cash losses or gains recorded in connection with the settlement, extinguishment or conversion of the Permitted Convertible Indebtedness, without duplication for any such amounts included in “Consolidated Interest Expense” plus (xi) reasonable costs and expenses relating to acquisitions and financing transactions (other than those relating to the existing senior credit facility), or amortization of such expense previously capitalized, of up to $5 million in any such period, plus (xii) any cumulative effect adjustment relating to the adoption of ASC Topic 606, plus (minus) (xiii) any non-cash loss (gain) resulting from the sale of a business, and plus (xiv) other non-recurring non-cash charges that do not involve cash payments in future periods as may be approved by the Administrative Agent. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination. For purposes of determining the Consolidated Leverage Ratio (including for purposes of determining the applicable pricing level for the Applicable Percentage and for compliance with the maximum Consolidated Leverage Ratio financial covenant), but only for such purposes, Consolidated EBITDA will be made on a Pro Forma Basis.
“Consolidated Funded Debt” means Funded Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, “Consolidated Funded Debt” shall not include Permitted Bond Hedge Transactions, Permitted Warrant Transactions, or liabilities relating to operating leases accounted for pursuant to ASC Topic 842.

“Consolidated Net Income” means, for any period for the Borrower and its Subsidiaries, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding, without duplication, any non-cash goodwill impairment charge and impairment of other acquisition-related intangible assets and non-cash extraordinary gains or losses and related tax effects thereon. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.
“Designated Jurisdiction” means, at any time, a country or territory that is itself the subject or target of any comprehensive territorial Sanctions.
“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day; provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Fee Letters” means those separate letter agreements, by and between the Borrower, on the one hand, and (i) Bank of America and MLPF&S, dated February 23, 2018, and (ii) JPMorgan Chase Bank N.A. and JPMorgan Securities, Inc., dated March 16, 2018, respectively, on the other hand.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” shall have the meaning provided in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” means with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“OFAC” the Office the Foreign Assets Control of the United States Department of the Treasury.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Revolving Termination Date” means March 23, 2023.
1.2Clause (i) of Section 2.01(c) is amended to read as follows:

(i)    the aggregate amount of all such increases during the term of this Agreement after the Closing Date shall not exceed $150,000,000;
1.3Section 3.03 is amended to read as follows:

3.03    Inability to Determine Rates; Successor LIBOR.

(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) either the Administrative Agent or the Required Lenders determine in good faith that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan which is based on the Eurodollar Base Rate, or (ii) the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders, which instruction shall be given by the Required Lenders, as soon as the circumstances described in this Section 3.03 no longer exist) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, in the case of a pending request for a Eurodollar Rate Loan or conversion or continuation in an Alternative Currency as to which the Administrative Agent has made the determination described in clause (i) of the first sentence of this subsection (a), the Administrative Agent, in consultation with the Borrower and the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent for funding Loans in the applicable currency and amount, and with the same Interest Period as the Eurodollar Rate Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of this subsection (a), (y) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that: (i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or (iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR; then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) of this subsection (b) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (A) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (B) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to the foregoing clause (B)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

1.4A new clause (d) is added to Section 6.12 to read as follows:

(d)    the Borrower is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

1.5Section 6.23 is amended to read as follows:

6.23    Sanctions and Anti-Corruption Laws.

(a)    Neither the Borrower nor any of its Subsidiaries, nor to the knowledge of the Borrower and the other Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or (iii) located, organized or resident in a Designated Jurisdiction.

(b)    The Borrower and each of its Subsidiaries, and, to the knowledge of the Borrower and the other Loan Parties, their respective officers, directors, agents, affiliates and representatives, are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

1.6Section 7.08 is amended to read as follows:

7.08    Compliance with Laws.

(a)    Except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, comply with all Laws and all restrictions and requirements imposed by any Governmental Authority; and obtain and maintain all licenses, permits, certifications, registrations and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated; and

(b)    Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

1.7Section 8.06(d) is amended to read as follows:

(d)    the Borrower may declare and make other Restricted Payments; provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (ii) the Borrower shall deliver a certificate from a Responsible Officer in form and detail reasonably satisfactory to the Administrative Agent confirming the foregoing and demonstrating compliance with the financial covenants after giving effect thereto on a Pro Forma Basis; and (iii) if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Restricted Payment) is greater than 3.00 to 1.0, no such Restricted Payment shall be made to the extent that the aggregate amount of all Restricted Payments made pursuant to this Section 8.06(d) exceeds the sum of (A) $75,000,000 plus (B) 50% of cumulative Consolidated Net Income from the Closing Date, plus (C) 50% of the Net Cash Proceeds from Equity Issuances after the Closing Date.
1.8Section 8.10 is amended to read as follows:

8.10    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly:

(a)    whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(b)    to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation of by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions, or to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity for any such purposes;

(c)    for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or other similar anti-corruption legislation in other jurisdictions.

1.9Section 8.11(b) is amended to read as follows:

(b)    Consolidated Leverage Ratio. As of the end of each fiscal quarter the Consolidated Leverage Ratio will be not greater than:

Fiscal Quarters
Fiscal Years	March 31	June 30	September 30	December 31
2017				3.75:1.0
2018	4.00:1.0	4.00:1.0	3.75:1.0	3.75:1.0
2019	3.75:1.0	3.75:1.0	3.50:1.0	3.50:1.0
2020 and thereafter	3.50:1.0	3.50:1.0	3.50:1.0	3.50:1.0

1.10A new Section 10.12 is added to read as follows:

10.12    Lender Representations regarding ERISA.

(a)    Each Lender (i) represents and warrants, as of the Amendment No. 3 Effective Date (or, with respect to any Person that becomes a Lender after the Amendment No. 3 Effective Date, as of the date such Person becomes a Lender party to this Credit Agreement), and (ii) covenants, from the Amendment No. 3 Effective Date (or, with respect to any Person that becomes a Lender after the Amendment No. 3 Effective Date, from the date such Person becomes a Lender party to this Credit Agreement) to the date such Person ceases being a Lender party to this Credit Agreement, in each case, for the benefit of each Agent, each arranger, and their respective Affiliates, and not, for each avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true: (A) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments; (B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C)(1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14, and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of

Credit, the Commitments and this Credit Agreement; or (D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless subclause (A) in the immediately preceding clause (a) is true with respect to a Lender, or such Lender has not provided another representation, warranty and covenant as provided in subclause (D) in the immediately preceding clause (a), such Lender further (i) represents and warrants, as of the Amendment No. 3 Effective Date (or, with respect to any Person that becomes a Lender after the Amendment No. 3 Effective Date, as of the date such Person becomes a Lender party to this Credit Agreement), and (ii) covenants, from the Amendment No. 3 Effective Date (or, with respect to any Person that becomes a Lender after the Amendment No. 3 Effective Date, from the date such Person becomes a Lender party to this Credit Agreement) to the date such Person ceases being a Lender party to this Credit Agreement, in each case, for the benefit of, each Agent, each arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that: (A) none of any Agent, any arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the any Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto); (B) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E); (C) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations); (D) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and (E) no fee or other compensation is being paid directly to any Agent, any arranger, or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Credit Agreement.

(c)    Each Agent and each arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

1.11Schedule 2.01 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 2.01 attached hereto.

Section 2.Representations and Warranties, No Default. Each of the Loan Parties hereby represents and warrants that as of the effective date of this Amendment, (i) no Default or Event of Default exists and is continuing, and (ii) all representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof, as though made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date.

Section 3.Assignment and Reallocation of Interests.

3.1    Assignment of Interests by Exiting Lenders. For agreed consideration, each of the Lenders identified as an Exiting Lender on the signature pages hereto (the “Exiting Lenders”) hereby irrevocably sells and assigns to the other Lenders on the signature pages hereto (the “Remaining Lenders”), and each of the Remaining Lenders hereby irrevocably purchases and assumes from the Exiting Lenders, subject to and in accordance with the Standard Terms and Conditions for Assignments, as of the Amendment No. 3 Effective Date (i) all of the Exiting Lenders’ rights and obligations in their capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto at par and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Exiting Lenders (in their capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Exiting Lenders, as assignors, to the Remaining Lenders, as assignees, pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interests”). The sales and assignments hereby are made without recourse to the Exiting Lenders and, except as expressly provided herein (including the Standard Terms and Conditions for Assignments), without representation or warranty by Exiting Lenders.

3.2    Purchase of Interests by Remaining Lenders. Each of the Remaining Lenders hereby (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (ii) that it is an existing Lender under Credit Agreement and, consequently, an Eligible Assignee, (iii)  it is bound by the provisions of the Credit Agreement as a Lender thereunder and has the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment on the basis of which it has made such analysis and decision independently and without reliance on the Exiting Lender, the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, it has delivered all such documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Exiting Lenders, the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.3    Reallocation of Interests among Remaining Lenders. The interests of the Remaining Lenders in loans and commitments of the Credit Agreement are reallocated among such Lenders as provided in Schedule 2.01, as revised and attached hereto.

3.4    Assignment of Interests to Give Effect to Reallocation. The Remaining Lenders shall purchase and sell assignment interests in the loans and commitments under the Credit Agreement to give effect to the reallocation of loans and commitments as provided herein and reflected on Schedule 2.01, as revised and attached hereto.

Section 4.Effectiveness. This Amendment shall become effective on the date that all of the following conditions shall have been satisfied:

4.1Consents. The Administrative Agent shall have received (a) signed consents to this Amendment from the Lenders (including the Exiting Lenders), and (b) executed signature pages hereto from each Loan Party.

4.2Legal Opinions. The Administrative Agent shall have received a favorable legal opinion from Barnes & Thornburg, LLP, counsel to the Loan Parties, covering such matters as the Administrative Agent may reasonably request and otherwise reasonably satisfactory to the Administrative Agent.

4.3Closing Certificates. The Administrative Agent shall have received from the Loan Parties certified copies of resolutions and Organization Documents, or “no change” certifications from the deliveries made on the Closing Date, and updated incumbency certificates and specimen signatures, as appropriate.

4.4Fees and Expenses. The Administrative Agent shall have received all fees required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel), on or before the date hereof.

Section 5.Guarantor Acknowledgment. Each Guarantor acknowledges and consents to all of the terms and conditions of this Amendment, affirms its Guaranteed Obligations under and in respect of the Loan Documents and agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge any Guarantor’s obligations under the Loan Documents, except as expressly set forth therein.

Section 6.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 7.Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

Section 8.Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen PLLC.

Section 9.Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 10.Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any other Agent, the Swing Line Lender or the L/C Issuer, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Collateral Documents. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the effective date hereof, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	HURON CONSULTING GROUP INC., a Delaware corporation By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
GUARANTORS:	HURON CONSULTING GROUP HOLDINGS LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
HURON CONSULTING SERVICES LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
HURON MANAGEMENT SERVICES LLC, formerly known as WELLSPRING MANAGEMENT SERVICES LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
HURON DEMAND LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
HURON TECHNOLOGIES INC., a Delaware corporation By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
STUDER HOLDINGS, INC., a Delaware corporation By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
THE STUDER GROUP, L.L.C., a Florida limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer

INNOSIGHT HOLDINGS, LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
INNOSIGHT INTERNATIONAL, LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
INNOSIGHT CONSULTING, LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
HURON AVIATION ONE LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer
HURON AVIATION TWO LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: EVP, CFO and Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent By: /s/ KYLE D HARDING Name: Kyle D Harding Title: Assistant Vice President

EXITING LENDERS:	THE HUNTINGTON NATIONAL BANK By: /s/ MARK ZOBEL Name: Mark Zobel Title: Vice President

Schedule 2.01
Lenders and Commitments

Lender	Revolving Commitment	Revolving Commitment Percentages
Bank of America, N.A.	$100,000,000.00	20.000000000%
JPMorgan Chase Bank, N.A.	$75,000,000.00	15.000000000%
KeyBank National Association	$45,500,000.00	9.100000000%
PNC Bank, National Association	$44,500,000.00	8.900000000%
Bank of Montreal	$42,500,000.00	8.500000000%
Fifth Third Bank	$40,000,000.00	8.000000000%
Citizens Bank, N.A.	$35,200,000.00	7.040000000%
Compass Bank	$27,500,000.00	5.500000000%
The Northern Trust Company	$22,300,000.00	4.460000000%
U.S. Bank National Association	$22,000,000.00	4.400000000%
Associated Bank National Association	$20,200,000.00	4.040000000%
Northbrook Bank & Trust Company	$13,000,000.00	2.600000000%
CIBC Bank USA	$12,300,000.00	2.460000000%
Total	$500,000,000.00	100.000000000%